Supplemental Agreement

This Supplemental Agreement is entered into as of April 16,2007 by and between Dreyfus Service Corporation (“Dreyfus”) on its behalf, and/or on behalf of one or more funds for which it serves as principal underwriter, and the undersigned (the “Intermediary”).

WHEREAS, Dreyfus and the Intermediary have previously entered into one or more of the agreements (the “Agreement”) set forth on Attachment A to this Supplemental Agreement relating to certain funds (“Funds”) for which Dreyfus is the principal underwriter and distributor of Fund Shares (as defined below);

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, Dreyfus and the Intermediary hereby agree as follows:

A.	Definitions

1.	“Fund” includes the Funds covered by the Fund Participation Agreement(s) and the Funds’ principal underwriter and transfer agent. The term does not include any “exempted funds” as defined in Rule 22c-2(b) under the Investment Company Act of 1940 (the “1940 Act”).

2.	“Shareholder” shall mean, as applicable, (a) the beneficial owner of Shares, whether the Shares are held directly by Shareholder or by the Intermediary in nominee name; (b) a Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares; or (c) the holder of interests in a variable annuity contract or variable life insurance contract issued by the Intermediary (the “Contract”).

3.	“Shareholder-Initiated Transfer Purchase” shall mean a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) pursuant to a step-up in Contract value pursuant to a Contract death benefit; (iv) pursuant to an allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free look period.

4.	“Shareholder-Initiated Transfer Redemption” shall mean a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) as a result of withdrawals or surrenders from a Contract; (iv) as a result of payment of a death benefit from a Contract; or (v) as a result of loans.

5.	“Written” communications include electronic communications and facsimile transmissions.

B.	Shareholder Information and Imposition of Trading Restrictions

1.	Agreement to Provide Information. The Intermediary agrees to provide promptly, but not later than 10 business days, to the Fund, upon Written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account with the Intermediary (an “Account”) during the period covered by the request. The Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

(a)	Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction data older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing dilution to the value of the outstanding shares issued by the Fund, and the Fund shall pay the reasonable costs incurred by the Intermediary in complying with any such request older than 90 days from the date of the request.

(b)	The Intermediary agrees to use best efforts to determine, promptly upon request of the Fund, but not later than 10 days, whether any person that holds Shares through the Intermediary is an “indirect intermediary “as defined in Rule 22c-2 under the 1940 Act (an “Indirect Intermediary”), and upon further request of the Fund, (i) provide or arrange to have provided the information set forth in paragraph (B)(1) of this Supplemental Agreement regarding Shareholders who hold an account with an Indirect Intermediary; or (ii) restrict or prohibit the Indirect Intermediary from purchasing Shares on behalf of itself or other persons. Responses required by this paragraph must be Written communications and in a format mutually agreed upon by the Fund and the Intermediary.

(c)	To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

2.	Limitations on Use of Information.

(a)	The Fund agrees not to use the information received pursuant to this Supplemental Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws. If a party to this Supplemental Agreement becomes aware of any disclosure to an unauthorized third party of any non-public personal financial information of a consumer provided or received by the Fund in response to a request for information pursuant to the terms of this Supplemental Agreement and determines that there is a reasonable likelihood of harm resulting from such disclosure, such party promptly shall, at its expense: (i) notify the other party; (ii) investigate the circumstances relating to such actual or suspected unauthorized access, use or disclosure; (iii) take commercially reasonable steps to mitigate the effects of such unauthorized access, use or disclosure and to prevent any reoccurrence; (iv) provide to the other party such information regarding such unauthorized access, use or disclosure as is reasonably required for the other party to evaluate the likely consequences and any regulatory or legal requirements arising out of such unauthorized access, use or disclosure; and (v) cooperate with the other party to further comply with all relevant laws, rules and regulations.

(b)	The Fund agrees to indemnify and hold harmless the Intermediary from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising in connection with a third party claim or action brought against the Intermediary as a result of any unauthorized disclosure by the Fund, its designees or agents of a Contract owner’s TIN, ITIN, GII or the contract number(s) associated with such owner provided to the Fund in response to a request for information pursuant to the terms of this Supplemental Agreement.

3.	Agreement to Restrict Trading. The lntermediary agrees to execute Written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of Shares (directly or indirectly through an Account) that violate the policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of its Shares, except that this provision shall not require the Intermediary to breach any terms of its existing Contracts with Contract owners or violate any state insurance law or regulation. Any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Insurance Company. Instructions must be received by the Intermediary at the following address, or such other address that the Intermediary may communicate to the Fund in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

Barbara L. Mosson

Chief Compliance Officer

COUNTRY Investors Life Assurance Company

Variable Products

1705 N. Towanda Avenue

Bloomington IL 61701

(a)	Form of Instructions. Instructions to the Intermediary will include the TIN, ITIN, or OIl and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specificrestriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, OIl or the specific individual contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Intennediary, the Fund agrees to provide to the Intennediary, along with any written instructions to prohibit further purchases or exchanges of Shares by Contract owner, infonnation regarding those trades of the Contract owner that violated the Fund’s policies.

(b)	The Intennediary agrees to execute instructions as soon as reasonably practicable, but not later than ten business days after receipt of the instructions by the Intermediary, provided the instructions are reasonable and in accordance with standard practice. The foregoing notwithstanding, the Intennediary shall have no obligation to execute written instructions from the Fund if such actions could, in the Intennediary’s reasonable opinion, violate, or be deemed likely to violate (i) any trading privileges described in the applicable Contract or registration statements, (ii) any contract, settlement or arrangement with a Contract owner(s) as may be described in the applicable Contract registration statement; or (iii) any applicable law, regulation, decision or any official interpretation of the .same. Provided further, the Intennediary shall not be obligated to honor any instructions which are otherwise illegal.

(c)	Confirmation by the Intermediary. The Intennediary must provide Written confirmation to the Fund that instructions have been executed. The Intennediary agrees to provide the confirmation as soon as reasonably practicable, but not later than 10 business days after the instructions have been executed.

4.	Monitoring Requirement. Nothing herein, nor any action by the Intermediary, shall be construed as, or infer that the Intermediary has, undertaken any duty or obligation, whether express or implied, at law or in equity, to detect trading activities inconsistent with or in violation of the Fund’s policies and/or procedures on limiting the dilution of the value of the outstanding securities issued by the Fund.

5.	Force Majeure Event. Each party is excused from performance under Section B of this Supplemental Agreement and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, acts of war or terrorism, actions or decrees of governmental bodies, and similar occurrences. The party who has been so affected shall promptly give written notice to the other party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Section B of this Supplemental Agreement shall be immediately suspended for the duration of such Force Majeure Event.

6.	Dispute Resolution. The parties hereby mutually agree to use their best efforts to seek an amicable solution to any controversy or dispute regarding the subject matter hereof. Any unresolved controversy, claim or dispute shall be submitted to binding arbitration in accordance with the Commercial Rules of the American Arbitration Association and judgment upon any such award may be entered in any court having jurisdiction thereof. Arbitration shall be conducted by a single arbitrator who shall have the authority to grant any and all appropriate relief, including, but not limited to, granting injunctive relief or demanding specific performance. The arbitrator may make an initial determination of the location of the arbitration or whether proceedings may ensue based entirely upon documentary evidence. Unless otherwise mutually agreed in writing by the parties, said determination by the arbitrator shall become final and binding 3 days after the arbitrator’s ruling. Arbitration costs and expenses shall be borne equally by the parties. Each party hereby agrees to waive and suspend enforcement of any and all rights pursuant to this and all related agreements during the pendency of such arbitration proceedings.

C.	Late Trading Procedures. The Intermediary represents that it has adopted, and will at all times during the term of the Agreement maintain, reasonable and appropriate procedures designed to ensure that any and all orders to purchase, redeem, transfer or exchange Shares received by the Intermediary from Shareholders treated as received prior to the close of trading (the “Close of Trading”) on the New York Stock Exchange (the “NYSE”)(usually 4:00 p.m. Eastern time) on a day the NYSE is open for business (a “Business Day”) are received by the Intermediary prior to the Close of Trading on such Business Day and are not modified after the Close of Trading and that all such orders received, but not rescinded, by the Close of Trading are communicated to Dreyfus or its designee for that Business Day. Each transmission of Share orders by the Intermediary shall constitute a representation that such orders are accurate and complete and are as received by the Intermediary by the Close of Trading on the Business Day for which the orders are to be priced and that such transmission includes all Share orders received from customers, but not rescinded, by the Close of Trading. Notwithstanding the representations set forth in this Section C to the Supplemental Agreement, the Intermediary may submit to the Fund orders for the purchase or sale of Shares on an “as of basis” in accordance with generally accepted industry standards for the processing of such orders as business and other circumstances require.

D.	Anti-Money Laundering Program Procedures. The Intermediary represents and warrants that, to the extent required by applicable law, it has adopted policies and procedures to comply with all applicable anti-money laundering, customer identification, suspicious activity, currency transaction reporting and similar laws and regulations including the Bank Secrecy Act, as amended by the USA PATRIOT Act, and the regulations thereunder, and National Association of Securities Dealers (“NASD”) Rule 3011. The Intermediary also represents and warrants that it will not purchase or sell Shares on behalf of any person on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control (“OFAC”), or other similar governmental lists, or in contravention of any OFAC maintained sanctions program. So long as the Fund has filed the requisite certification with the Financial Crimes Enforcement Network (“FinCEN”) to allow Intermediary to share information pursuant to Section 314(b) of the USA PATRIOT Act, the Intermediary agrees to share information with the Fund for purposes of ascertaining whether a suspicious activity report (“SAR”) is warranted with respect to any suspicious transaction involving Shares, provided that neither the Intermediary nor the Fund is the subject of the SAR. The Intermediary, if required to maintain an anti-money laundering program, also represents and warrants that it has filed the requisite certification with FinCEN to allow the Intermediary to share information pursuant to Section 314(b) of the USA PATRIOT Act.

E.	Miscellaneous

1.	This Supplemental Agreement supersedes the terms of the Fund Participation Agreement and any other agreement between the parties with respect to the provisions covered herein. Except as modified herein, the Fund Participation Agreement and all other agreements between the parties remain in full force and effect. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereto.

2.	To the extent a party fails to comply with any provision of this Supplemental Agreement, the non-breaching party may terminate this Supplemental Agreement 120 days after providing Written notice to the party in breach of this Supplemental Agreement.

3.	All notices and other communications provided for under the terms of the Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile or email.

4.	This Supplemental Agreement shall be governed and construed in accordance with the laws of the state of New York without regard to conflict of law principals, and shall bind and inure to the benefit of the parties hereto and their respective successor and assigns.

5.	This Supplemental Agreement may be amended only upon the Written consent of each party to the Supplemental Agreement.

6.	This Supplemental Agreement will terminate upon the termination of the Fund Participation Agreement set forth in Attachment A.

7.	This Supplemental Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Supplemental Agreement delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind both parties just as would the exchange of originally signed copies.

IN WITNESS WHEREOF, this Supplemental Agreement has been acknowledged and executed as of the date set forth below:

Dreyfus Service Corporation	COUNTRY Investors Life Assurance Company on behalf of itself and the Separate Accounts, COUNTRY Investors Variable Life Account, and COUNTRY Investors Variable Annuity Account

/s/ Wade V Harrison
Signed	Signed

Wade V. Harrison
Print Name	Print Name

Sr. Vice President
Title	Title

4/3/07
Date	Date

ATTACHMENT A

Distribution and Shareholder Services Agreement dated September 1, 2001

Fund Participation Agreement dated June 8, 1998; Amended on October 1,2001

Services Agreement dated June 8, 1998

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